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Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
MUSICLAND STORES CORPORATION
at
$12.55 Net Per Share
by
EN ACQUISITION CORP.
a direct wholly-owned subsidiary of
BEST BUY CO., INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 22, 2001, UNLESS THE OFFER IS EXTENDED.

December 21, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been engaged by EN Acquisition Corp. (the "Purchaser"), a Delaware corporation and a direct wholly-owned subsidiary of Best Buy Co., Inc., a Minnesota corporation ("Best Buy"), to act as Information Agent in connection with the Purchaser's offer to purchase for cash all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Musicland Stores Corporation, a Delaware corporation ("Musicland"), at a purchase price of $12.55 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 21, 2000, and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer") enclosed herewith. Holders of Shares whose certificates evidencing such Shares are not immediately available or who cannot deliver their Share certificates and all other required documents to Wells Fargo Bank Minnesota, N.A. (the "Depositary") on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1.  The Offer to Purchase, dated December 21, 2000.

    2.  A letter to stockholders of Musicland from Jack W. Eugster, Chairman and Chief Executive Officer, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Musicland and mailed to the stockholders of Musicland.

    3.  The BLUE Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of a signed Letter of Transmittal may be used to tender Shares.

    4.  The GREY Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available, if such certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date, or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

    5.  A YELLOW printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining your clients' instructions with regard to the Offer.

    6.  Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    7.  A return envelope addressed to the Depositary.

    Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 12:00 midnight, New York City time, on January 22, 2001, unless the Offer is extended.

    Please note the following:

    1.  The tender price is $12.55 per Share, net to the seller in cash, without interest.

    2.  The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which constitutes at least sixty-seven percent (67%) of the total number of outstanding Shares of Musicland on a fully-diluted basis.

    3.  The Offer is being made for all outstanding Shares.

    4.  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 in the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required taxpayer identification information is provided. See Important Tax Information in the Letter of Transmittal.

    5.  The Board of Directors of Musicland has unanimously approved the Offer, the Merger, the Merger Agreement, the Top-Up Stock Option Agreement (each as defined in the Offer to Purchase), and the purchase of Shares contemplated by the Offer and the Top-Up Stock Option Agreement, and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, Musicland's stockholders, and has recommended acceptance of the Offer and approval and adoption of the Merger Agreement by Musicland's stockholders (if such approval is required by applicable law). Accordingly, the Board of Directors of Musicland unanimously recommends that Musicland's stockholders accept the Offer and tender their Shares of common stock pursuant to the Offer.

    6.  Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates pursuant to the procedures set forth in Section 3 of the Offer to Purchase or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations (as defined in the Offer to Purchase) are actually received by the Depositary.

    If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    None of the Purchaser or Best Buy, or any officer, director, shareholder, agent or other representative of the Purchaser or Best Buy, will pay any commissions or fees to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for reasonable and necessary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to us at our address and telephone numbers set forth on the back cover of the Offer to Purchase.

    Additional copies of the enclosed materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

VERY TRULY YOURS,
BEACON HILLS PARTNERS, INC. AS INFORMATION AGENT

    Nothing contained herein or in the enclosed documents shall constitute you or any other person the agent of the Purchaser, Best Buy, Musicland, the Depositary, the Dealer Manager or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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